Exhibit 10.2

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made as of the later of the dates set forth opposite the parties’ signatures (the “Agreement Date”) by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the “Company”), and Alexandra Global Master Fund Ltd., a British Virgin Islands international business company (the “Investor”).

WHEREAS:  The Company originally issued $345,000,000 in aggregate principal amount of 5% Convertible Subordinated Notes due 2007 (the “Notes”);

WHEREAS:  The Investor is the holder of the Notes described in Section 2(b) (the “Exchange Notes”); and

WHEREAS:  The Investor has indicated to the Company its desire to exchange the Exchange Notes for Common Stock of the Company (the “Common Stock”) and, after negotiation between the parties hereto, such parties have agreed to affect such exchange on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1.               Agreement to Exchange Securities

(a)           Exchange of Securities.  On the terms and subject to the conditions set forth herein, the Investor agrees to transfer, or cause to be transferred, to the Company all of its right, title and interest in and to the Exchange Notes on the following basis: in exchange for the Exchange Notes, a number of shares of freely tradable Common Stock (the “Exchanged Shares”) equal to (i) 99% of the principal amount of the Exchange Notes plus 100% of the accrued and unpaid interest on the Exchange Notes, divided by (ii) the Determination Price.

(b)           Determination Price.  The Determination Price shall be equal to 93% of the lesser of (i) the arithmetic average of the closing bid prices of the Common Stock for the 10 consecutive trading days ending on and including the Agreement Date, and (ii) the closing bid price of the Common Stock on the Agreement Date.

(c)           Fractional Shares.  In lieu of issuing fractional shares, the Company shall issue the highest whole number of Exchanged Shares according to the formula set forth in Section 1.1(a) plus cash in an amount equal to the fraction of an Exchanged Share to which the Investor would otherwise be entitled multiplied by the Determination Price.

(d)           Closing.  The completion of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practical and, in any event, no later than September 9, 2005, or such other date as is agreed upon by the parties (the “Closing Date”), as follows:

(i) The Investor shall deliver or cause to be delivered the Exchange Notes to the Company or the Company’s agent in such manner as shall be acceptable to the Company and effective to convey all right, title and interest of the Investor in the Exchange Notes to the Company against delivery of the Exchanged Shares by the Company through the Depositary Trust Company to Deutsche Bank Securities, DTC# 0573, FFC: Alexandra Global Master Fund Ltd., Acct: 106-95455.

(ii) The Company shall pay the Investor by wire transfer of immediately available funds an amount equal to the cash value of any fractional Exchange Share, determined in accordance with the provisions of Section 1(c).

Section 2.               Representations and Warranties

(a)           Mutual Representations and Warranties.  Each party hereto hereby makes the following representations and warranties to the other party hereto as follows:

(i)            It is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii)           (x) It has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and (y) the person who has executed this Agreement is duly authorized to do so and thereby bind the party on whose behalf he or she is purporting to sign.

(iii)          This Agreement is its valid and binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy and similar laws and to equitable principles.

(iv)          Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate, result in a breach of any of the terms or provisions of, constitute a default under, accelerate any obligations under, or conflict with (x) its certificate of incorporation or bylaws (or other organizational documents) or any agreement, indenture or other instrument to which it is a party or by which it or its properties are bound, (y) any judgment, decree, order or award of any court, governmental body or arbitrator to which it is subject, or (z) any law, rule or regulation applicable to it.

(v)           It has not, directly or indirectly, paid any commission or other remuneration to any person for soliciting the exchange of the Exchange Notes for Exchanged Shares as contemplated by this Agreement.

(b)           Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that it

(i) is the sole legal and beneficial owner of the Exchange Notes, and, upon the Closing, the Company will acquire the Exchange Notes free and clear of any liens, encumbrances, pledges, security interests or other restrictions or claims of third parties, other than any of the foregoing created by the Company;

(ii) is not an affiliate of the Company;

(iii) holds the following Exchange Notes that were acquired before September 1, 2005 in the public market and are free of restrictive legend: $17,029,000 principal amount of  Notes (CUSIP: 92532F AD 2):

(iv) has had such opportunity as it has deemed adequate to obtain from representatives of  the Company such information as is necessary to permit it to evaluate the merits and risks of an investment in the Exchanged Shares; and

(v) has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Exchanged Shares issued in respect of the Exchange Notes and to make an informed investment decision with respect to such acquisition.

(vi) on September 8, 2005, it (a) did not and will not, directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow, assign or otherwise dispose of any Relevant Security (as defined below), and (b) did not and will not, directly or indirectly, establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) with respect to any Relevant Security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration.    As used herein, the term “Relevant Security” means the Common Stock, any other equity security of the Company and any security convertible into, or exercisable or exchangeable for, the Common Stock or any other such equity security.

(c)           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that upon issuance, the Exchanged Shares will be duly and validly authorized and issued, fully paid and nonassessable, and that the Investor will acquire such Common Stock free and clear of any liens, encumbrances, pledges, security interests or other restrictions or claims of third parties, other than any of the foregoing created by the Investor. The Company represents and warrants to the Investor that the Exchanged Shares to be issued in exchange for the Exchange Notes shall be issued pursuant to a valid exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended, in order to make them freely salable into the public market in the hands of the Investor. If required by the rules of Nasdaq, the Company will, prior to the Closing Date, file an application for the listing of the Exchanged Shares on Nasdaq.

(d)           Survival of Representations and Warranties.  All representations, warranties and agreements of each party hereto shall survive the Closing.

Section 3.               Miscellaneous

(a)           Further Assurances.  Each party hereto shall properly execute and deliver such further agreements and instruments, and take such further actions, as the other party may reasonably request in order to carry out the purposes and intent of this Agreement.

(b)           Exclusivity.  The Company hereby agrees that concurrently with the Closing and for a 90 day period beginning on the Closing Date, the Company will not engage in any transaction or transactions that would result in the exchange of Notes with an aggregate principal amount in excess of $40,050,000 (including the transactions contemplated by this Agreement, which shall not exceed such amount).

(c)           Confidentiality.  The parties hereto agree to keep confidential and to not disclose the terms, provisions, or existence of this Agreement, except as the parties reasonably believe such disclosure is required by applicable law, provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations, including the Exchange Act and the rules and regulations promulgated thereunder, including the public filing of this Agreement (although the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).  The restrictions contained in the foregoing sentence shall expire upon the Company’s issuance of a press release describing the transactions.

(d)           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (with subsequent letter confirmation by mail), by overnight courier or two days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Investor:	Alexandra Global Master Fund Ltd.
c/o Alexandra Investment Management, LLC
767 Third Avenue
39th Floor
New York, New York 10017
Facsimile: (212) 301-1810

If to the Company:	Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, Massachusetts 02139
Attention: The Office of General Counsel
Facsimile: 617-444-6483

(e)           Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the consent of the other party hereto.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(f)            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive law, and not the law pertaining to conflicts of law, of the State of New York.

(g)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(h)           Complete Agreement.  This Agreement is an integrated agreement containing the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous and all contemporaneous oral or written negotiations, commitments or understandings.

(i)            Modifications, Amendments and Waiver.  This Agreement may be modified, amended otherwise supplemented or terminated only by a writing signed by the party against whom it is sought to be enforced.  No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

(j)            No Third Party Beneficiaries. There are no third party beneficiaries under this Agreement or intended by any party hereto.

(k)           Expenses.  Each party hereto shall bear its own costs and expenses, including, without limitation, attorneys’ fees, incurred in connection with this Agreement and the transactions contemplated hereby.

(l)            Contract Interpretation and Construction of Agreement.  This Agreement is the joint drafting product of the Company and the Investor, and each provision has been subject to negotiation and agreement with the advice of counsel and shall not be construed for or against either party as the drafter thereof.

                IN WITNESS WHEREOF, each of the Company and the Investor have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

Vertex Pharmaceuticals Incorporated

Date: September 8, 2005	By:	/s/ JOSHUA S. BOGER
Joshua S. Boger, Chief Executive Officer

ALEXANDRA GLOBAL MASTER FUND LTD.

	By:	ALEXANDRA INVESTMENT
MANAGEMENT, LLC,
as Investment Advisor

Date: September 8, 2005	By:	/s/ MIKHAIL FILIMONOV
Mikhail Filimonov
Chairman and Chief Executive Officer